Exhibit 10.1

AGENT AGREEMENT (“Agreement”)

This Agent Agreement is made on __________________________ 2021.

BETWEEN:

TREE TECHNOLOGIES SDN BHD (Company No. 1294851-M), a company incorporated in Malaysia and having its place of business at No. 8, Jalan Taming Jaya 1, Taman Taming Jaya, Balakong, 433000, Cheras, Selangor (“First Party”)

AND

PT PASIFIK SAKTI ENJINIRING, a company incorporated in Indonesia and having its official address at Graha Pratama 11 Floor, Jl. M.T. Haryono, Kav. 15, Jakarta, Indonesia (“Second Party”)

Hereinafter collectively be referred to as the “Parties” and any one of them, a “Party” as the context dictates.

WHEREAS:

A.	The First Party is the legal and beneficial owner of the brand “Treeletrik” and is involved in the business of, amongst others, manufacturing, trading, distribution, export and import of EV-Motorcycles ;

B.	The First Party would like to would like to introduce and develop the Treeletrik T 90 and Treeletrik T 70 products (“Products”) in the Indonesian market;

C.	The Second Party is a company involved in the business of EV vehicle distribution and retailing, has the necessary contact with potential customers and is able to carry out marketing, sales, promotions and vehicle registration activities in the approved Territory (as defined below) in relation to the Products; and

D.	The First Party is desirous to appoint and the Second Party is desirous to be appointed as an exclusive authorized agent to fostering market, sell, promote and register the Products in the approved Territory, subject to the terms and conditions of the Agreement.

According to abovementioned, the Parties agreed to to bind each other under the law and sign the Agreement with terms as follows:

CLAUSE 1

SCOPE OF AGREEMENT

The Parties has agreed that the scope of this Agreement are as follows:

1.	The Parties agreed to foster the Products market in Indonesia (“Territory”);

2.	Subject to the Second Party discharging all obligations, the First Party hereby appoints the Second Party on an exclusive basis as an agent in Indonesia;

3.	During the Term (as defined below), the Second Party has a duty to promote, sell and distribute the Products in Teritory in accordance with this Agreement; and

4.	The Second Party will be granted a right as a licensee to use the First Party’s intellectual property rights during the period of this Agreement.

CLAUSE 2

TERRITORY OF MARKET

Subject to the Second Party discharging all obligations, the First Party agrees that the Territory as granted to the Second Party, shall cover the territory of the Republic of Indonesia.

CLAUSE 3

PRODUCTS

1.	Products are units of EV-Motorcycles whichconsisting of mechanical parts, battery, motor and engine related to the said Products (“Parts”) in which the detail of the Products are depicted in Annex 1 of this Agreement. The price of one unit of E-Bike Model T-70 with Lithium Battery 72V-25AH with Standard Charger (FOB basis) will be USD 1,372.06 as per the quote to the Second Party and the details of which are attached herein as Annex 2 of this Agreement.

2.	The Second Party is obligated to purchase no less than 200,000 units of the T-70 product from the First Party as follows: for Year 2021, no less than 10,000 units, for Year 2022, no less than 90,000 units and for Year 2023, no less than 100,000 units.

3.	For the initial 10,000 units, the Second Party shall purchase the same from the First Party in a “completely built up” manner. For the remaining units, the First Party together with the Second Party will be setting up a manufacturing/assembling factory/plant within Indonesia to supply such remaining units and shall decide on how to supply the same to the Second Party based on its discretion moving forward.

4.	In the event that the First Party and Second Party decides to set-up the said factory/plant, the units will be assembled within Indonesia before it is sold to the Second Party.

5.	The Second Party must accept such delivery and shall have no right to reject the Products/Parts (as the case may be) delivered for any reason whatsoever. This provision shall survive the expiry or early termination of this Agreement for any reason whatsoever.

6.	The Second Party recognizes that any time of delivery quoted by the First Party is an estimate only and in no case shall the First Party be liable for any loss or damage suffered by the Second Party as a result or consequence of First Party not delivering any Products or Parts by a specified date or time. This provision shall survive the expiry or early termination of this Agreement for any reason whatsoever.

7.	The Second Party shall ensure that no modification (including but not limited to the Products/Parts (as the case may be) or removal of part of the Products/Parts (as the case may be)) is carried out to any part of the Products/Parts (as the case may be) without the prior written consent of the First Party. This provision shall survive the expiry or early termination of this Agreement for any reason whatsoever.

CLAUSE 4

TERM OF PAYMENT

1	The Second Party irrevocably agrees that all payment to the First Party shall be via an irrevocable letter of credit/LC from the bank(s) as determined by the First Party. The Second Party is entitled to recommend banks to the First Party for its consideration.

3	The Second Party shall also be liable to pay all charges incurred in delivering the Products on a FOB basis by the First Party to the Second Party and such charges includes without limitation to duties, taxes, freight charges, insurance, transportation costs, handling charges, storage charges and/or any other charges incurred.

4.	For clarity sake, all payments, from the Second Party to the First Party under this Agreement shall be exclusive of Indonesian taxes on all payments relating to this Agreement (including without limitation any applicable withholding tax, value-added tax, goods and services tax, stamp duties and/or any other form of taxes or levies) which will be borne solely by the Second Party. All payments under this Agreement shall be made without set off or deduction and all amounts stated are nett of value-added tax and goods and services tax. For the avoidance of doubt, all payments to be made by the Second Party to the First Party under this Agreement shall be made by the Second Party itself (and not by any other third party) and shall be non-refundable in any event. This provision shall survive the expiry or early termination of this Agreement for any reason whatsoever.

CLAUSE 5

RIGHT AND OBLIGATION

1	Rights of The First Party

The First Party has rights:

(a)	To receive full and prompt payment for Products and Parts sold to Second Party;

(b)	To obtain periodic sales report and market information from the Second Party as may be required from time-to-time;

(c)	To get periodic reports pertaining to any information related the Products and Parts which were sold in the Teritory, include but not limited to, Products advantage, development of product, defect, improvement or repairment, any information that related to foster the market as may be required from time-to-time;

(d)	Receive full and prompt payment of the Products and Parts from Second Party in accordance with the mechanism as prescribed in this Agreement;

(e)	The right to change marketing or strategic direction of the Products and vary any price of the Products;

(f)	All or any other rights in relation to the customers and the Products and Parts including but not limited to marketing and promotional aspects of the same; and

(g)	The absolute discretion in determining and/or providing policies, procedures, manuals, schedules, forms, brochures, pamphlets and any documents in relation to the Products and Parts.

2	Obligations of The First Party

The First Party shall:

(a)	Deliver the Products and Parts to Second Party pursuant to this Agreement. For clarity sake, the terms, conditions, mode and method of delivery shall be at the sole discretion of the First Party;

(b)	Take reasonable steps to provide the Second Party with reasonably necessary information in relation to the Products and Parts, only for purposes pursuant to this Agreement;

(c)	Supply the Products and Parts to the Second Party in accordance with the purchase order(s) or indent(s) received from the Second Party; and

(d)	Prepare and make available at its own discretion and cost a reporting system to the Second Party for the Second Party to submit all the information, data and detail which are required to be submitted by the Second Party to First Party in this Agreement.

3	Rights of Second Party

The Second Party has rights:

(a)	Subject to the terms of this Agreement, to obtain the Products and Parts, including the reasonable information related to Products and Parts from the First Party;

(b)	Subject to the terms of this Agreement, to promote, sale, and maintain the Products and Parts in the Teritory;

(c)	Establish branch or distributor in order to develop distribution network based on the direction as provided for by the First Party from time-to-time; and

(d)	To explore establishing the manufacturing/assembling factory/plant with the First Party.

4	Obligations of Second Party

The Second Party shall:

(a)	Be required to purchase no less than 200,000 units of the Products pursuant to clause 3 (2) of this Agreement;

(b)	Make full and prompt payment to the First Party for the Products and Parts;

(c)	If the Products are not fully paid, the First Party will retain the title and ownership for the Products and Parts. As for the risk of the Products and Parts, it shall be transferred to the Second Party upon the Second Party receiving the Products and Parts. Should the Products and Parts remain unsold, the First Party shall retain the title and ownership to the Products and Parts;

(d)	Shall apply for all requisite registrations with the Indonesian authorities for the Products and Parts, including without limitation to the Surat Tanda Pendaftaran (“STP”) with the Ministry of Trade as required under Indonesian law. The Second Party shall not commence any commercial operations unless the Second Party has completed all registrations in particular obtaining the aforementioned STP. The Second Party shall ensure that all registrations and permits as required under the law will be valid at all times during the Term of this Agreement;

(e)	Operate a showroom to display each unit of the Products based on the direction as provided for by the First Party from time-to-time;

(f)	Own a storage area/warehouse to keep the Products and Parts based on the direction as provided for by the First Party from time-to-time;

(g)	Own a workshop to provide servicing of the Products and Parts based on the direction as provided for by the First Party from time-to-time;

(h)	Shall only carry on its business at the premises designated by the First Party for the Second Party to conduct business of the Products and Parts of which the location and the use for which shall not be changed without the prior written consent of the First Party;

(i)	Apply for insurance as maybe required by the First Party from time-to-time

(j)	Exercise reasonable care, skill and diligence in the performance of its work and obligations under this Agreement and carry out the same according to acceptable professional standards;

(k)	Report to and primarily be accountable to the First Party throughout the Term and be available to participate in any activity and/or promotional activities organized by the First Party in relation to the Products and Parts, and provide any information requested by the First Party, in relation to the movement of the Products and Parts;

(l)	Not remove or alter or challenge the ownership of any intellectual property rights, belonging to the First Party from the Products and/or Parts and shall only use the First Party’s intellectual property rights in a manner as authorized by the First Party, in writing;

(m)	Take all necessary steps to immediately protect the image and reputation of the First Party and brand of the Products and Parts;

(n)	Comply with all relevant statutes, regulations and by-laws as amended or re-enacted from time to time, the requirements of any regulatory or governmental bodies or any competent authorities in relation to any matter or act;

(o)	Shall determine all applicable regulations and standards in the approved Territory, applying to the Product and Parts shall where required, obtain all necessary approval prior to carrying out its business;

(p)	Shall sell the Products and/or Parts in the same condition as that in which it receives them;

(q)	Shall permit the First Party through its authorized agent or officer at reasonable times and upon reasonable written notice to inspect the Second Party’s place of business to ensure that performance standards are being met;

(r)	Shall not to have any interest, direct or indirect in the manufacturers and/or sale of any other competitive make of Products and/or their Parts handled by such manufacturers and/or sellers;

(s)	Perform at the best endeavor to promote and selling the Products and Parts in the Teritory;

(t)	Ensure that its acts and omissions shall not cause any undue disruption to the sale of the Products and Parts;

(u)	Make complete and punctual payment to First Party in accordance with the mechanism as prescribed in this Agreement;

(v)	Report to and primarily be accountable to the First Party throughout the Term and provide any information requested by the First Party, in relation to the movement of the Products and Parts; and

(w)	Deliver the material information regarding the Product and/or Parts upon selling to customers to the First Party;

(x)	Comply with all provisions under prevailing Indonesian laws and regulations;

(y)	Discharge all its obligations, whether under the law and/or this Agreement in a legal and timely manner;

(z)	Have obtained all requisite legal power and authority and has obtained all necessary consents and approvals to enter into and perform this Agreement and this Agreement constitutes legally valid and binding obligations of the Second Party, which is enforceable in accordance with its terms

(aa)	Confirmed and maintain that it is not in default of any Indonesian laws and regulations;

(bb)	Confirmed and maintain that it has no winding up or bankruptcy proceedings against it;

(cc)	Confirmed and maintain that it has no judgment claims against it; and

(dd)	Confirmed and maintain that it has no litigation, arbitration, administrative or other legal proceedings or claims against it.

The representations, warranties and undertakings contained herein shall remain true and not be misleading in any respect during the continuance of this Agreement.

The Second Party acknowledges that the First Party in entering into this Agreement is relying and has relied on the representations, warranties and undertakings contained herein. The representations, warranties and undertakings given hereunder or pursuant hereto shall not in any respect be extinguished, diminished or affected by the early termination and/or expiry of this Agreement.

CLAUSE 7

INTELLECTUAL PROPERTY RIGHT

1	The Products and Parts shall be distributed and sold under the trade name “Treeletrik” or any other name, as notified by the First Party from time to time and shall bear such markings and/or finishes (including but without being limited to any system of individual unit identification) as the First Party shall from time to time advise the Second Party, in writing.

2	The First Party shall own the copyright and all other intellectual property rights in relation to the Products, Parts and all services rendered by the First Party including all documents produced or commissioned for the purpose of the business.

3	The First Party shall retain ownership and or rights to reproduce, drawings, statistics, supporting records, training and educational materials and shall be free to exercise all ownership rights with respect to any methodology, frameworks, models or other problem-solving tools or general industry perspectives and practices related to the Products. The Second Party shall not exercise any of the abovementioned rights in any way whatsoever, without prior written consent from the First Party. For clarity sake, the Second Party hereby agrees and declares that it has no right, title or interest (legal, beneficial or otherwise) whatsoever in or to the aforementioned intellectual property rights. The Second Party hereby agrees and acknowledges that the First Party is, and has always been, the sole legal and beneficial owner of: (i) each of the names and marks, (ii) the goodwill and other intangible assets associated with each of the names and marks and (iii) all marks, copyrights, names design, logo, the benefit of all mark application(s) (if any) and the intellectual property rights to be used.

4.	The Second Party shall not use the trademarks for any purpose other than in connection with the marketing, sale and/or servicing of the Products and Parts. However, any such production or display shall only be in accordance with the First Party’s policy guidelines and any instructions which the First Party may issue from time-to-time and the Second Party shall not acquire any rights in respect of such name, designation or trademarks. In particular, and without limitation, the Second Party shall not use the trademarks or use such name, designation or the First Party’s trademarks as part of any corporate film or trade name or a domain name or part of a domain name. On the expiry or early termination of this Agreement, the Second Party shall immediately cease to reproduce or display the same. For clarity sake, the Second Party undertakes that it will not directly or indirectly, at any time during or after the duration of this Agreement, do or suffer to be done any act or thing which will in any way impair the ownership, right or title of the First Party in the names and marks and the intellectual property rights, including without limitation the right to register the names and marks in Indonesia or elsewhere. The Second Party further agrees that it shall not directly or indirectly challenge the First Party’s sole and exclusive ownership, right and title in and to the names and marks and the intellectual property rights and shall not bring into issue such ownership, right, title or the validity of the names and marks and the intellectual property rights.

5.	The Second Party shall execute all such documents and promptly do all such acts and things as may be necessary to protect the names and marks and the intellectual property rights. To that end, the Second Party shall fully comply with all the laws and regulations of Indonesia or any applicable law. The Second Party shall give prompt notice in writing to the First Party of any infringement or possible infringement of the names and marks and the intellectual property rights which may come to its attention.

6.	The Second Party acknowledges and agrees that any goodwill, right and/or interest of the Second Party in the names and marks and the intellectual property rights arising under Indonesian or any applicable law from the Second Party’s use of the names and marks and the intellectual property rights in relation to the operation of the business in Indonesia shall accrue to and for the benefit of the First Party. The Second Party shall assign (free of and without any charge or consideration whatsoever) to the First Party and/or any party(ies) as the First Party may determine, any right or interest and the goodwill therein it may acquire through use or otherwise in the names and marks and the intellectual property rights.

7.	This clause 7 shall survive the expiry or early termination of this Agreement for any reason whatsoever.

CLAUSE 8

CONFIDENTIALITY

1.	The Parties shall:

(a)	treat all information as confidential and keep secret all Confidential Information which has been or may be disclosed to it pursuant to this Agreement;

(b)	take all proper and effective precautions to prevent the disclosure of the Confidential Information to unauthorized persons and to preserve the secrecy and confidentiality of the Confidential Information and, in particular but without in any way limiting the generality of the foregoing, take all necessary action to prevent unauthorized persons from obtaining access to the Confidential Information whether by direct or indirect exposure;

(c)	destroy or return all Confidential Information to the First Party upon the termination or expiry of this Agreement; and

z	(d)	take all necessary steps to ensure that all its employees and related parties comply with and are bound by this confidentiality requirement in favor of the First Party. The Second Party shall further ensure that each of its employee, related parties, reseller and/or any party affiliated with the Second Party signs a non-disclosure obligation preventing them from disclosing any Confidential Information.

3	Each Party may disclose the other party's confidential information:

(a)	to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the Party's obligations under this Agreement. Each Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other Party's confidential information comply with this clause 8; and;

(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

4	This clause 8 shall survive the expiry or early termination of this Agreement for any reason whatsoever.

CLAUSE 9

TERM OF THE AGREEMENT

1	Term of this Agreement is 3 (three) calendar years since the signing date (“Term”).

2	Subject to the Second Party discharging all obligations, this Agreement may be extended for a further period of 3 (three) years upon the same terms and conditions or any revised terms and conditions to be agreed by the Parties.

CLAUSE 10

TERMINATION

The Agreement may be terminated if the conditions occurs as follows:

1	Both Parties may terminate this Agreement at any time by giving the other Party not less than 6 (six) months prior written notice. During such notice period, the Second Party undertakes to, in good faith, attend and resolve all outstanding matters with the First Party with regards to the partnership and/or dealings with the customer or end-purchaser, if any.

2	If the one of the Party is in breach of any of the terms or conditions of this Agreement, whether in relation to the Product or Parts, and such Party does not remedy the breach within 30 (thirty) working days from the date of receipt the notice in writing from another Party specifying the breach and requiring its remedy then at any time thereafter, but provided the breach continues not to have been remedied, the other Party may terminate this Agreement by giving to the breach Party a written notice of termination.

3	For the purposes of this clause, but without in any way limiting the generality thereof, the following events shall be deemed to be a breach of the terms or conditions of this Agreement:-

(a)	If there is any default or delay on the part of the Second Party in making payment for any Products or Parts; or

(b)	If there is any default or delay on the part of the First Party in conducting shipment for any Products or Parts; or

(c)	If Second Party or First Party is in breach of any of its terms, conditions and/or obligations under this Agreement.

4	Upon the expiry or early termination of this Agreement, then:

(a)	Unless the First Party has made some other arrangement with the Second Party, each and every contract for the sale to the Second Party of Products or Parts shall be cancelled to the extent that it relates to Products or Parts not delivered at the date of termination;

(b)	The Second Party at its own cost shall remove all signs relating to the Products or Parts from the Second Party's premises within 30 (thirty) calendar days of termination of this Agreement. For clarity sake, such premise includes the showroom, warehouse, workshop and any other premise occupied/controlled by the Second Party;

(c)	The Second Party shall refrain from displaying or reproducing the names and trademarks of Treeletrik and intellectual property rights owned by the First Party or otherwise representing that the Second Party is dealing in the Products or Parts and shall further remove or cause to be removed any notice or announcement whether on the Second Party's business premises, stationery or otherwise which may state or lead the public to infer that the Second Party is an authorized agent in the Products or Parts; and

(d)	All debts due by the Second Party and First Party shall be immediately payable to the First Party.

5.	This Agreement shall be deemed to be automatically terminated if the First Party's rights with Treeletrik are terminated for whatever reasons and the provisions of clause 10 (4) shall apply.

CLAUSE 10

FORCE MAJEURE

1	Save for any payment obligations from the Second Party to the First Party, if either the Second Party or the First Party is temporarily unable by reason of force majeure or the laws or regulations of the approved Territory and/or any applicable country, to meet any of its obligations under this Agreement, and if such Party gives to the other Party written notice of the event, within 30 calendar days after such occurrence, the obligations of the Party which it is unable to perform by reason of the event shall be suspended for as long as the disabling situation continues. If Force Majeure event prevents either Party from performing its obligations for a period of 30 calendar days, either Party may terminate this Agreement.

2	Neither Party shall be liable to the other Party for the loss, nor damages sustained by such other Party arising from any event referred to in this clause 10 or delays arising from such event.

3	A “Force Majeure” means an event that is outside the party in question’s control which impedes delivery, and which the party ought not to have reasonably foreseen the consequences of when the Agreement was entered into, and which the party could not/cannot reasonably be expected to overcome or prevent the effects of.

4	Fires, Acts of God, terrorist acts, strikes, lockouts, revolts, wars, epidemics, pandemics, fires, natural disasters, restrictions (including import and export restrictions) and orders imposed by the authorities having impact on fulfilment of this Agreement may be examples of a Force Majeure event.

5	The Parties are aware of the Coronavirus (SARS-CoV-2) outbreak and have conducted a Corona-sensitivity analysis in order to map potential consequences of the Coronavirus outbreak for the Agreement. The Parties have taken into account all reasonably foreseeable consequences of the Coronavirus outbreak, including but not limited to potential disruptions in the supply chain, when negotiating the terms of delivery, pricing and other contract terms. Any consequences of the Coronavirus outbreak which was not reasonably foreseeable at the time the Agreement was entered into may however still be considered as a Force Majeure event in accordance with this clause 10.

4	Save for any payment obligations from the Second Party to the First Party, if either the Second Party and/or the First Party is temporarily unable by reason of force majeure or the laws or regulations of the approved Territory and/or any applicable country, to meet any of its obligations under this Agreement, and if such Party gives to the other Party written notice of the event, within 14 (fourteen) days after such occurrence, the obligations of the Party which it is unable to perform by reason of the event shall be suspended for as long as the disabling situation continues. If Force Majeure event prevents either Party from performing its obligations for a period of 60 (sixty) days, either Party may terminate this Agreement.

5	Neither Party shall be liable to the other Party for the loss, nor damages sustained by such other Party arising from any event referred to in this clause 10 or delays arising from such event.

CLAUSE 11

LAW APPLICABLE

This Agreement shall be governed and construed in accordance with the laws of the Republic of Indonesia.

CLAUSE 12

DISPUTE SETTLEMENT

All disputes, controversies, or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement, or the breach thereof, which shall not be settled amicably upon consultation between the Parties hereto shall be finally resolved by arbitration in Jakarta in accordance with the arbitration rules of the BANI Arbitration Center (“BANI”) which rules are deemed to be incorporated by reference into this clause 12.

The arbitral tribunal shall consist of 1 (one) arbitrator to be appointed by the Parties by mutual consent and failing such mutual consent, by the Chairman of BANI and all communications during the arbitration proceedings shall be in the English language. The costs of arbitration shall be borne solely by the Party against whom the award and decision of the arbitrator has been given.

The award and decision taken by the arbitrator(s) shall be final and binding on the Parties and the Parties hereby exclude any right of application or appeal to any court in connection with any question of law arising in the course of arbitration or in respect of any award made. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction within or outside Indonesia or application may be made to such court for a judicial acceptance of the award or an order of enforcement, as the case may be.

The Parties hereby acknowledge and agree that none of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to this Agreement except for the enforcement of an arbitral award granted pursuant to this clause 12 and/or equitable relief or remedies.

During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

The arbitration award shall be governed by the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958. Enforcement of the arbitration award rendered may be requested to any Court having jurisdiction. None of the Parties shall interpose any procedural or other objection to the enforcement of the arbitration award in any country.

Save for the enforcement of an arbitral granted pursuant to this clause 12 and any application for urgent injunction to compel the any Party to comply with the terms and conditions of this Agreement, each of the Parties expressly agrees that any and all disputes arising from or in connection with this Agreement will be settled exclusively by arbitration in BANI and will not be submitted by any Party to the jurisdiction of any court of law (including the Indonesian courts), and these courts of law (including the Indonesian courts) shall have no jurisdiction or competence to hear and try any proceeding in relation to any disputes, controversies or conflicts between the Parties arising out of or in connection with this Agreement.

The provisions of this Clause 10 shall survive termination of this Agreement for any reason whatsoever

CLAUSE 13

CORESPONDENCY

All notices, requests, documents or other communication in connection with or regarding this Agreement shall be in writing and shall be delivered by personal service, prepaid registered post (acknowledgement received) or by facsimile or telex to the addresses specified below or to such other address as the Parties may designate by like notice hereunder from time to time.

If to the Second Party:	If to the First Party:
PT Pasifik Sakti Enjiniring	TREE TECHNOLOGIES SDN BHD
Address: As per above	Address: As per above
Tel: +6281288657050	Email: richard.teoh@treeletrik-ev.com
Email: sylvia.yuniar@gmail.com
Attn: Sylvia Yuniar and Board of Directors	Attn: Mr. Richard Teoh

Any notice required to be given hereunder, shall be deemed to have been received: -

(a)	in the case of delivery in person – when delivered;

(b)	in the case of service by registered post – within 7 (seven) working days; or

(c)	if sent by telex or facsimile (with proof of transmission slip) to the correct number or designated address – within forty-eight (48) working hours.

CLAUSE 14

SEVERABILITY

1	This Agreement supersedes all previous agreements, arrangements, undertakings, negotiations and writings between the parties relating to the subject matter hereof. No addition to or modification of any term, condition and provision of this Agreement shall be binding upon the parties unless made by a written amendment signed by a duly authorized representative of each Party.

2	If any provision of this Agreement shall be found by any court or administrative body or competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision that achieves to the greatest extent possible the economic, illegal and commercial objectives of the invalid or unenforceable provision.

CLAUSE 15

LANGUAGE

1	In compliance with the Law No. 24 of Year 2009 and its amendments and/or implementing regulations, the Parties agree to execute the Bahasa Indonesia version of this Agreement together with the English version, and the English and the Bahasa Indonesia versions of this Agreement are treated as equally authentic.

2	In the event of any conflict between the English version and the Bahasa Indonesia version of this Agreement, the English version will prevail and Bahasa Indonesia version shall be deemed automatically amended to conform with, and to make Bahasa Indonesia version consistent with, the relevant provisions in the English version unless it is stipulated otherwise under applicable law, in which event, the language stipulated by the applicable law shall be the governing language.

CLAUSE 16

MISCELLANEOUS

1	The Parties agree, in good faith, to fully observe and comply with provisions under Indonesian laws and regulations and will use this a basis for the performance of their various obligations under this Agreement. In addition, each of the Parties agrees at its cost to execute and deliver all such instruments and other documents and to take all such actions as the other Party may reasonably request in order to give full effect to the purposes of this Agreement.

2	The Second Party irrevocably and expressly agrees that the contents contained in this Agreement are no greater than are reasonable and necessary for the protection of the interest of the First Party, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

3	Notwithstanding anything to the contrary herein contained, any termination of this Agreement by the First Party shall be without prejudice to any other rights or remedies, including without limitation right to claim for material and immaterial damages, which the First Party may have at law or in equity by reason of any breach by the Second Party.

4	To the extent that the Indonesian Civil Code is applicable, the Parties hereby waive the application of Articles 1266 and 1267 of the Indonesian Civil Code to the extent that judicial cancellation of this Agreement is required as a precondition to terminate this Agreement or to enable any Party to claim damages.

5	This Agreement shall be binding upon, and shall inure to be benefit of, the heirs, successors and permitted assignees of the Parties hereto. No Party can assign this Agreement without the prior written consent of the other Parties.

6.	No delay or omission to exercise any right or remedy accruing to the Party(ies) under this Agreement shall impair any subsequent exercise of such right or remedy of the Party(ies).

7.	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect any other provision hereof, provided that such invalid, illegal or unenforceable provision shall be construed so as to give effect to the apparent and manifest intention of the parties to the maximum extent allowed by law.

8.	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. A Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

9.	This Agreement may not be amended orally and may only be amended, altered, supplemented or changed by a written instrument signed by all the Parties.

10.	Each Party shall pay its own costs for the performance of its obligations under this Agreement.

11.	Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement in writing between the Parties but as regards the time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

12.	This Agreement constitutes the full and complete understanding between the Parties with respect to the subject matter of this Agreement, and neither the correspondence nor any other documents exchanged prior to or in connection with the signing of this Agreement with respect to the subject matter of this Agreement, nor any statements, warranties, representations, or agreements whether oral or written, made with respect to the subject matter of this Agreement, during negotiations or otherwise, shall be binding on any Party unless expressly incorporated or referred to in this Agreement.

13.	The Second Party hereby, jointly and severally agrees and undertakes to fully indemnify the First Party for any loss or damage (including but not limited to legal costs and expenses) incurred or suffered by the First Party arising from or out of any claims made on or against the First Party in respect of or in relation to the Second Party’s breach of any term or condition of this Agreement. This shall survive the expiry or early termination of this Agreement for any reason whatsoever.

14.	This Agreement shall be deemed to have taken effect commencing from 14 April 2021.

In Witness whereof the parties hereto have executed this Agreement the day and year first above stated.

Executed as an agreement

Signed by for and on behalf of Tree Technologies Sdn Bhd in the presence of: Name :	) ) ) ) ) Name: Viswanathan Menon Position: Director
Signed by for and on behalf of PT Pasifik Sakti Enjiniring in the presence of: Name : Ifachrul Madin	) ) ) ) ) __________________________________ Name: Marthin Denny Position: President Director

ANNEX 1

DETAILS OF PRODUCTS

The Second Party is authorized to sell, market, promote and distribute the following products:

ANNEX 2